Registration No. 333-113512

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMKOR TECHNOLOGY, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	23-1722724
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1900 South Price Road
Chandler, AZ 85286
(Address of principal executive offices and zip code)

2003 NONSTATUTORY INDUCEMENT GRANT STOCK PLAN
(Full title of the plan)

Gil C. Tily
Executive Vice President, Chief Administrative Officer,
General Counsel and Corporate Secretary
Amkor Technology, Inc.
1900 South Price Road
Chandler, Arizona 85286
Telephone (480) 821-5000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

AMKOR TECHNOLOGY, INC.

POST-EFFECTIVE AMENDMENT NO. 2 TO
REGISTRATION STATEMENT ON FORM S-8
EXPLANATORY NOTE
On May 13, 2014 (the “Termination Date”), the Board of Directors of Amkor Technology, Inc. (the “Company”) terminated the Company’s 2003 Nonstatutory Inducement Grant Stock Plan (the “Plan”). Pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 2 to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on March 11, 2004, as amended by Post-Effective Amendment No. 1 on Form S-8 filed with the Commission on June 27, 2008 (Commission File No. 333-113512 and referred to herein as the “Registration Statement”) to deregister all non-issued shares of the Company’s common stock, par value $0.001 per share, that were registered on the Registration Statement for issuance under the Plan but have not been issued under the Plan as of the Termination Date.

SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (Commission File No. 333-113512) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, State of Arizona, on the 16th day of May, 2014.

Amkor Technology, Inc.

(Registrant)

By: /s/ Stephen D. Kelley
Stephen D. Kelley
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS: Each of the undersigned hereby constitutes and appoints James J. Kim, Stephen D. Kelley and Joanne Solomon, each of them with power to act alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (Commission File No. 333-113512) (the “Registration Statements”), and any and all other amendments of the Registration Statement and the additional Registration Statements on Form S-8 (Commission File Nos. 333-76254 and 333-104601), including post-effective amendments, and to file the same, together with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises hereof, as fully to all intents and purposes as he might do or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Stephen D. Kelley	President, Chief Executive Officer and Director	May 16, 2014
Stephen D. Kelley

/s/ Joanne Solomon	Executive Vice President, Chief Financial Officer	May 16, 2014
Joanne Solomon	and Principal Accounting Officer

/s/ James J. Kim	Executive Chairman	May 16, 2014
James J. Kim

/s/ Winston J. Churchill	Lead Independent Director	May 16, 2014
Winston J. Churchill

/s/ John T. Kim	Vice Chairman	May 16, 2014
John T. Kim

/s/ Roger A. Carolin	Director	May 16, 2014
Roger A. Carolin

/s/ Robert R. Morse	Director	May 16, 2014
Robert R. Morse

/s/ John F. Osborne	Director	May 16, 2014
John F. Osborne

/s/ James W. Zug	Director	May 16, 2014
James W. Zug